Exhibit 10.1

Bonus Arrangement for Chief Executive Officer and President

Fastenal Company’s Chief Executive Officer and President is paid a bonus under an individual bonus arrangement. Under this arrangement, the bonus for any quarter is calculated based on the amount by which the Company’s consolidated pre-tax income for such quarter exceeds the Company’s consolidated pre-tax income for the same quarter in the prior year.